Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

Date: March 6, 2014

Albemarle- Uwharrie Capital Corp and its subsidiary bank: Uwharrie Bank reported consolidated total assets of $517.3 million at December 31, 2013 versus $545.0 million at December 31, 2012 driven primarily from a decline in gross loans of $21.8 million.

Net income for the year ending December 31, 2013 was $954 thousand versus $404 thousand for the same period in 2012. Net Income available to shareholders was $151 thousand or $0.02 per common share for the year ending December 31, 2013 compared to net loss available to shareholders of ($241) thousand or ($0.03) per share for the same period in 2012. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. Uwharrie paid $803 thousand in dividends to its preferred shareholders during 2013 and $645 thousand during 2012. During 2013, there was a short period before Uwharrie completed the full repayment of its TARP Preferred Stock to the U.S. Treasury which contributed to the increase in preferred dividends paid in 2013.

During 2013, asset quality and earnings from operations continued to show improvement, Uwharrie wrote down $ 1.6 million on its other real estate owned portfolio as compared to $3.0 million for 2012, an improvement of $1.4 million. Also during 2013, Uwharrie experienced an improvement of $1.8 million in loan loss provisions, reporting $0.28 thousand in 2013 compared to $1.8 million in 2012. Uwharrie Capital ended the year with risk-based capital ratio of 16.68% which compares favorably to peers.

“We are pleased that we have fully repaid TARP, have raised new capital, asset quality is improving, and we are enjoying the operating efficiencies from the consolidation of our three banks. A slow economy and an uncertain global environment will present new challenges in 2014 but we are confident that we are prepared to meet these, while staying true to our mission of providing unparalleled products and services to our markets,” commented Roger L. Dick, President and Chief Executive Officer.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Uwharrie Bank, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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